SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                  NOTIFICATION OF REGISTRATION FILED PURSUANT
             TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: BlackRock World Investment Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      100 Bellevue Parkway
      Wilmington, Delaware 19809

Telephone Number (including area code):

      (800) 882-0052

Name and address of agent for service of process:

      Anne F. Ackerley
      40 East 52nd Street
      New York, New York 10022

With copies of Notices and Communications to:

      Michael K. Hoffman, Esq.
      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, New York 10036



Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      YES      [X]               NO      [ ]

                                   SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 23rd day of August, 2005.


[SEAL]

                                BlackRock World Investment Trust
                                (REGISTRANT)



                                By:  /s/ Anne F. Ackerley
                                     --------------------
                                     Name:  Anne F. Ackerley
                                     Title: Sole Trustee



Attest: /s/ Anne F. Ackerley
        --------------------
        Anne F. Ackerley
        Sole Trustee